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                                                                   EXHIBIT 10-33

                          MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") effective as of the 1st day of June, 2000, ("Effective Date") is by and among Cardiovascular Laboratories LLC, a New York Limited Liability company with its principal place of business at 55 Atlantic Avenue, Lynbrook, New York 11563 ("CLL"), and Phoenix Cardiovascular, Inc., a Pennsylvania corporation with its principal place of business located at 875 North Easton Road, Suite 3B, Doylestown, Pennsylvania 18901 ("Phoenix"). CLL and Phoenix are sometimes collectively referred to hereinafter as the "Parties" and individually as a "Party".

                                   WITNESSETH:

WHEREAS, CLL is the operator of diagnostic imaging facilities which provide, inter alia, noninvasive vascular laboratory testing services, including Doppler Ultrasounds, B-scan Ultrasound, plethysmography and other noninvasive evaluations of the cardiovascular system (collectively "Vascular Laboratory Services"), to patients through vascular laboratories (the "Vascular Laboratories"); and

WHEREAS, Phoenix, a vascular laboratory management company which specializes in arranging for the provision of Vascular Laboratory Services, including, without limitation, arranging for the provision of billing, operational, consultative and professional services (collectively "Management Services"); and

WHEREAS, CLL and Phoenix desire to enter into this Agreement to set forth their full and complete understanding regarding their respective rights, obligations and duties with regard to the provision of Management Services by Phoenix at the Vascular Laboratories of CLL.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and on the terms and subject to the conditions herein set forth, the Parties intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                   ENGAGEMENT

CLL hereby engages Phoenix to exclusively provide Management Services at their Vascular Laboratories including existing and new account development, and Phoenix hereby agrees to render such Management Services at the Vascular Laboratories pursuant to the terms and conditions set forth in this Agreement. The scope of the engagement is more fully set forth on Exhibit B which is incorporated by reference as if set forth in full.

                                   ARTICLE 2
                           RELATIONSHIP OF THE PARTIES

Section 2.1. CLL and Phoenix intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party hereto shall control the hiring and firing of its own employees and shall pay for all Social Security, withholding tax, employment insurance, workers' compensation insurance, and other such payroll charges applicable to its own employees.

                                   ARTICLE 3
                             OBLIGATIONS OF PHOENIX

Section 3.1. Management Services. Phoenix shall, in accordance with the provisions hereof, use its best efforts to perform or cause to be performed the following Management Services: (a) Arrange for Technologies (as hereinafter defined) to provide Vascular Laboratory Services as the Vascular Laboratories as provided in Section 3.2 below;

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(b) Coordinate general accounting, billing and collection services for the
Vascular Laboratories, as provided in Section 3.4 below, which shall include, but shall not be limited to, billing and collecting of fees from patients and third party payers, as applicable, for amounts due for services rendered through the Vascular Laboratories. These activities shall be done in conjunction with the CFO of CLL and or his outside accounting firm and Phoenix shall have responsibility for the establishment or determination of professional fees charged at the Vascular Laboratories.

(c) Prepare for CLL or CLL's agent(s), at the time of execution of this Agreement, and every six months thereafter, a budget on a semi-annual basis including both expected revenues and obligations of the Vascular Laboratory for each fiscal year, and provide supporting information relating to the provision of medical services through the Vascular Laboratories to CLL or CLL agent(s) which are reasonably necessary to prepare operating and cash flow projections for the Vascular Laboratory. The semi-annual budget must be approved by CLL and any expenditure, outside of the scope of this budget must also be approved by CLL;

(d) Oversee the entire ethical and medical operation of the Vascular Laboratories and medical operation of the Vascular Laboratories and advise CLL as to scheduling equipment needs, the maintenance of adequate inventory of supplies for the provision of Vascular Laboratory Services and general review of all activities of the Vascular Laboratories;

(e) Participate in the development and/or maintenance of appropriate quality assurance and ongoing peer review procedures at the Vascular Laboratory in order to meet the standards of the Inter Societal Commission on Accreditation of Vascular Laboratories (ICAVL);

(f) Assist CLL in developing and coordinating a marketing plan that promotes Vascular Laboratories therein as a high quality facility to patients, Payers (as hereinafter defined), physicians and businesses in the community; and

(g) Provide such other Management Services (i) requested by CLL which Phoenix agrees to provide, or (ii) recommended by Phoenix and approved by CLL, which are necessary for the provision of quality patient care at the Vascular Laboratories.

Section 3.2.      Technologies.

(a) Phoenix shall supervise CLL employees who are technologists, marketing, or administrative personnel to ensure the ongoing provision of Vascular Laboratory Services, marketing services, and administrative services to CLL and CLL customers. Should CLL or its customers require services (whether clinical, marketing, or administrative or otherwise) beyond those services which are able to be provided by CLL employees, for reasons of volume, scheduling, vacations, on-call coverage, illness, training, or otherwise, then Phoenix shall use its best judgment and efforts to supply such additional services through Phoenix employees or through third-party contractors. Such additional services shall be paid by CLL at a cost equal to Phoenix's actual out-of-pocket expense associated with the Phoenix employee or third-party contractor. Phoenix warrants and represents that all clinical services will be performed by appropriately credentialed employees and third-part contractors. In the case of vascular technologists, all personnel will be either Registered Vascular Technologists or Registry eligible. In the case of echocardiographic technologists, all personnel shall be RDMS qualified in echocardiography. Phoenix shall ensure that all CLL clinical personnel are properly trained to meet all clinical requirements set forth by insurance carriers, Medicare, or third parties such as hospitals. In the event of a conflict between the selection of a Phoenix employee or a CLL employee to perform clinical services at a CLL Vascular Laboratory, Phoenix shall exercise the utmost in professional and commercial judgment to insure that CLL's interests are adequately represented at all times. Phoenix shall make ongoing staffing recommendations to CLL to ensure that CLL has adequate staff to deliver the Vascular Laboratory Services and other services to CLL customers. CLL, in its sole discretion, will have the final authority to implement such staffing recommendations, or not.

(b) Phoenix shall cause the technologists to provide diagnostic Vascular Laboratory Services on an "on-call" basis for emergency cases, the emergency nature of which cases shall be determined by the ordering physicians in his or her sole discretion.

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(c) Phoenix shall use its best efforts to cause the Technologists to provide the
Vascular Laboratory Services in accordance with the appropriate medical standards for such services. Additionally, Phoenix shall use its best efforts to ensure that the provision of Vascular Laboratory Services by the Technologists is performed in accordance with the guidelines promulgated by the Medicare contractor for the states in which CLL operates (and any subsequent contractor), which guidelines were effective January 1, 1999. Such guidelines are attached hereto and marked as Exhibit A.

(d) Phoenix shall establish a Quality Assurance and Utilization Review Committee ("QA/UR Committee") to monitor the quality of Vascular Laboratory Services furnished by Physicians and Technologists at the Vascular Laboratories and to evaluate the efficiency and appropriateness of Vascular Laboratory Services rendered.

(e) Phoenix shall directly employ Rick Dubin, RVT, upon execution of this Agreement.

Section 3.3. Maintenance of the Vascular Laboratory. Phoenix shall use its best efforts to ensure that the Technologists and its other agents and/or employees shall, prevent damage, excessive wear and tear, and malfunction or other breakdown of the Vascular Laboratories and Personal Property (as hereinafter defined of CLL. Phoenix shall promptly inform CLL of any and all necessary replacements, repairs or maintenance to any of the Vascular Laboratories or Personal Property and any failures of equipment of which it becomes aware.

Section 3.4. Billing and Collecting. Upon approval of CLL, Phoenix shall and be responsible for preparing the billing of and collecting from patients and payers (as hereinafter defined) for the professional and/or global components for all Vascular Laboratory Services provided at the Vascular Laboratories.

For the purpose of this Agreement, "Payers" shall mean all third party payers which includes, but is not limited to, Governmental Health Care Programs, including Medicare and Medicaid, private payers, institutional health care providers, responsible for payment and any managed care payers including, without limitation, health maintenance organizations, preferred provider organizations, etc.

Section 3.5. Compliance with Laws. Phoenix shall comply with all applicable federal, state and local laws, rules, regulations and restrictions in the performance of its obligations under this agreement.

Section 3.6. Events Excusing Performance. In the event of strikes, lock-outs, calamities, Acts of God, unavailability of supplies or other events over which Phoenix has no control, Phoenix shall not be liable to CLL for failure to perform any of its obligations hereunder and shall not have the right to terminate this Agreement pursuant to Article 9 below for so long as such events continue and for a reasonable period of time thereafter; provided, however, that such events continue and Phoenix is not able to perform any of its obligations required hereunder for a period of one hundred eighty (180) days or more, either CLL or Phoenix may terminate this Agreement effective upon written notice to the other.

                                    ARTICLE 4
                               OBLIGATIONS OF CLL

Section 4.1.      Facilities and Equipment

(a) CLL shall provide Phoenix with the use of the equipment listed on Schedule 4.1(b) attached hereto and provide upon execution of this Agreement, an updated analysis of equipment needs (including, without limitation, a Laser Doppler machine), furniture, fixtures, furnishings and other personal property as the Parties mutually determine are necessary for the adequate operation of the Vascular Laboratories (collectively, the "Personal Property"). CLL shall maintain the Personal Property and make, or arrange for the making of, necessary repairs thereto and shall replace such Personal Property when, in the opinion of CLL and Phoenix such Personal Property becomes obsolete or no longer functional.

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(b) Except as set forth in this Agreement, all costs, fees, expenses and other disbursements incurred by CLL in connection with the Vascular Laboratories and the Personal Property, including, without limitation, all costs of repairs, maintenance and improvements, utility expenses (i.e., telephone, electric, gas and water), janitorial services, refuse disposal, real or personal property lease cost payments and expenses, interest, principal and other debt service or refinancing payments and expenses, depreciation, taxes and casualty, liability and other insurance, shall be the sole responsibility of CLL. All items provided for by Phoenix for which Phoenix is entitled to reimbursement, shall be charged to CLL, at costs, i.e. at Phoenix's cost to CLL during the term of the agreement.

(c) Nothing herein shall be construed as precluding the CLL from selling, leasing or otherwise disposing of all or any part of its real property, improvements, Personal Property, trade names, trade marks and other intangible property; provided that any such disposition shall not eliminate or diminish CLL obligations hereunder.

Section 4.2. Inventory and Supplies. CLL shall allow Phoenix to order, purchase and provide to Phoenix such inventory and supplies, and such other ordinary, reasonably necessary or reasonably appropriate materials which are requested by Phoenix and which Phoenix shall determine to be reasonably necessary for the provision of Management and Vascular Laboratory Services within the budget prepared by Phoenix. Supplies and inventory to be used directly in patient care and providing medical services shall be of the type and quality reasonable specified by Phoenix. The cost for such inventory, supplies and other materials shall be the sole responsibility of the CLL.

Section 4.3. Provision of Information. CLL shall maintain and provide Phoenix with information and documentation which Phoenix may require form time to time in order to secure reimbursement form Payers or patients for Vascular Laboratory Services provided at CLL Facilities.

Section 4.4. Compliance with Laws. CLL shall obtain and maintain all necessary licenses, approvals and permits, and comply with all federal, state and local laws, rules and regulations, as well as the published requirements applicable to the offering of health care services, including, without limitation, Vascular Laboratory Services (See Schedule 4.4).

Section 4.5. Line of Credit. CLL agrees to subsidize cash shortfalls as set forth in the Budget or as determined by Phoenix and CLL. Payments shall be made within 5 business days of request except for payroll related requests which shall be funded within two business days of the request.

                                    ARTICLE 5
                                   EXCLUSIVITY

To ensure that adequate and high quality services will be available to patients of CLL, to lend flexibility to the scheduling of Vascular Laboratory Services, to aid in the control of standardization of procedures and the efficient and less costly provision of Vascular Laboratory Services, and to permit the staff of the noninvasive vascular laboratory to develop a more effective work routine and proficiency in patient treatment, CLL and Phoenix agree that Phoenix shall have the exclusive right to provide Management Services at CLL Vascular Laboratories and so arrange for Technologists to provide Vascular Laboratory Services during the term of this Agreement and all renewals hereof.

                                   ARTICLE 6
                             FINANCIAL ARRANGEMENTS

Section 6.1. Management Fees. CLL and Phoenix agree that the compensation set forth in this Article 6 is being paid to Phoenix in consideration for the Management Services provided hereunder, the Supervising Technologists provided by Phoenix to render Vascular Laboratory Services at CLL and the substantial commitment and effort made by Phoenix hereunder, and any such fees have been negotiated at arms' length and are fair, reasonable and consistent with fair market value. Phoenix shall be paid those fees (collectively "Management Fees") as provided on Schedule 6.1.

Section 6.2. Payments. The amounts to be paid to Phoenix under this Article 6 shall be payable monthly. Payment for each calendar month shall be paid on the first (1st) day of each month ("Payment Date"). It is understood by the Parties that in addition to the Management Fee, a one time retainer fee of Thirty Thousand Dollars ($30,000) shall be payable by CLL to Phoenix the 15th day from the execution of this Agreement.

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                                   ARTICLE 7
                                 MEDICAL RECORDS

All records, reports, studies or readings relating in any way to the Vascular Laboratory Services provided pursuant to this Agreement and all medical records, histories, charts and like of patients who receive Vascular Laboratory Services at CLL (collectively "Records") shall at all times be the property of CLL and for its customers, subject to the rules and regulations governing the practice of medicine. Notwithstanding anything to the contrary herein, Phoenix may copy any or all such records at its sole cost and expense, subject to any limitations of such access due to patient confidentiality required by law, or case review and third party request. Upon termination of this Agreement, all records or copies of patient records in the possession of Phoenix shall be returned to CLL. All such records shall remain the sole and exclusive property of CLL. Phoenix shall have access to records for purposes of case review, billing and appeals.

                                   ARTICLE 8
                             INSURANCE AND INDEMNITY

Section 8.1. Insurance to be Maintained by Phoenix. During the term of this Agreement, Phoenix shall maintain comprehensive professional and general liability insurance, and employee professional insurance, for itself and comprehensive professional liability insurance for the Technologists who provide Vascular Laboratory Services at CLL. Phoenix shall provide CLL with certification naming CLL as an additional insured to its insurance policies. See Exhibit B (employee professional insurance).

Section 8.2. Insurance to be Maintained by CLL. During the term of this Agreement, CLL shall maintain comprehensive professional and general liability insurance, for itself with limits per claim, and in the aggregate, at least to the extent required by the laws of the State of New York, comprehensive liability insurance for all employees of CLL who provide services at the Vascular Laboratories, and comprehensive general liability and property insurance covering premises and operations, with such limits or coverage's as may reasonably be determined to be appropriate by CLL.

Section 8.3. Indemnification. If Phoenix or CLL should incur any losses, damages and other liabilities, including attorney fees and other expenses of litigation (collectively referred to as "Claims and Expenses") because of (a) bodily injury, including death at any time resulting form the performance of this Agreement, (b) damages to property, including loss of use thereof and downtime, which occur, either directly or indirectly, in connection with the performance of the work contemplated hereunder, and (c) fines and penalties for violation of laws or regulations relating to or arising from the performance of this Agreement, as a result of the negligence, omissions or actions of the other, then the Party in fault agrees to indemnify, hold harmless and defend the other Party hereto, including its affiliates, related companies, successors and assigns, and their officers, directors and employees, workmen, agents and invitees, from and against all such Claims and Expenses to the extent. The same is not paid or reimbursed under a policy of insurance. As used herein, "Loss" or "Losses" means any loss, claim, demand, damage, award, liabilities, suits, penalties increases in insurance premiums as a result of claims made, forfeitures, cost or expense (including, without limitation, costs of investigation, monitoring, assessment, remedy, reasonably attorneys', consultant and other professional fees and disbursements of every kind, nature and description).

Section 8.4.      Notice and Opportunity to defend Third-Party Claims

Promptly after receipt by either party hereto of notice of the assertion of any claim by a person not a party to this Agreement with respect to which such party hereto expects to make a request for indemnification under this Agreement, such party ("Indemnified Party") shall give the party that may become obligated to provide indemnification hereunder ("Indemnifying Party") written notice describing such claim in reasonable detail ("Indemnification Notice"). If the Indemnified Party fails to give the Indemnification Notice in a timely manner and the Indemnifying Party is materially prejudiced in its defense by such failure, the Indemnifying Party's liability in respect of such claim shall be reduced to the extent of such prejudice. Except as otherwise provided in this
Article VII such Indemnifying Party shall have the right, at its option, to compromise or defend exclusively, at its own

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expense and through counsel of its own choosing, any such matter involving the asserted liability of the indemnified Party as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the party seeking indemnification hereunder. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall give a notice ("Defense Election Notice") to the Indemnified Party of its intention to do so within thirty (30) business days of the Indemnification Notice to which it relates.

Whether or not the Indemnifying Party chooses to defend or prosecute a claim, the parties shall cooperate in the defense or prosecution of any claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the claim. So long as the Indemnifying Party is defending a claim in good faith, the Indemnified Party shall not compromise or settle such claim. Notwithstanding an election by an Indemnifying Party to assume the defense of such action or proceeding, such Indemnified Party shall have the right to employ (at such Indemnified Party's sole cost and expense) separate counsel and to participate (at such Indemnified Party's sole cost and expense) in the defense of such action or proceeding.

Notwithstanding anything to the contrary herein, if the indemnifying Party does not give a defense Election Notice within thirty (30) days of the indemnification Notice, the Indemnified Party shall be free, in its sole discretion, to defend, compromise or settle the claim for which indemnification is sought.

                                   ARTICLE 9
                              TERM AND TERMINATION

(a) Term. This Agreement shall commence on the Effective Date. The term of this Agreement is two (2) years ("Term"). For purposes of this Article 9, each one-year period during the term (the first such period commencing on the Effective Date and ending on May 31, 2001, the second such period commencing on June 1, 2001, and end on May 31, 2002, shall be referred to as a "contract year".

(b) Extension of Term. Termination without Cause. Following the completion of the Term, this agreement shall extend for a one (1) year period without action on the part of either Party, unless terminated by either party through written notice, given 90 days prior to the expiration of the Term.

(c) Termination for Cause. Either party may terminate the Agreement immediately at any time for cause: (i) upon default in the performance of any material duty or material obligation imposed upon a Party by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given by the non-defaulting (providing however that a 15 day period shall apply instead to any default to CLL relating to payment of fees or expenses under the agreement; Party; (ii) if either Party hereto files a petition in bankruptcy or has such a petition filed against it or has commenced or has had commenced against it any other similar insolvency proceeding or if any substantial party of a Party's assets become subject to any levy, seizure, assignment or sale by any creditor or government agency; or (iii) if a law firm with nationally recognized expertise in health care law and acceptable to the Parties hereto renders an opinion to the Parties hereto that a material provision of this Agreement is in violation of applicable law or any court or regulatory agency enters an order finding a material provision of this Agreement is in violation of applicable law and this Agreement cannot be amended pursuant to Section 11.5 hereof to cure such violation; or (iv) if either party seriously violates state and federal law.

(d) Continuing Obligations. Upon termination of this Agreement for any reason, neither Party shall have any further obligation hereunder except for:
(i) obligations accruing prior to the date of termination; and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement, including, without limitation, any indemnities and the maintenance of records.

                                   ARTICLE 10
                    RESTRICTIVE COVENANT AND CONFIDENTIALITY

Section 10.1. Reciprocal Restrictive Covenants. During the Term, including any extensions thereof and for a period of two (2) years thereafter, CLL shall not, without the prior written consent of Phoenix, directly or indirectly (a) hire, employ or otherwise engage any Technologist who is employed by, or otherwise under contract or associated with Phoenix to provide Vascular Laboratory Services or otherwise seek to induce to persuade any such Technologist to breach his or her contract or other relationship with Phoenix or to terminate or fail or refuse to renew such contract or other relationship, or otherwise interfere in any other manner for any reason with any such contract or relationship while it is in effect, or (b) solicit any customer of Phoenix or any of its Affiliates or any prospective customer of Phoenix or its Affiliates, with a view to inducing such customer or prospective customer or supplier to enter into an agreement or otherwise do business with any competing business with respect to Phoenix. During the Term, including any extension thereof and for a period of two (2) years thereafter, Phoenix shall not, without the prior written consent of CLL, directly or indirectly (a) hire, employ or otherwise engage any Technologist who is employed by, or otherwise under contract or associated with CLL to provide Vascular Laboratory Services or otherwise seek to induce to persuade any such Technologist to breach his or her contract or other relationship with CLL or to terminate or fail or refuse to renew such contract or other relationship, or otherwise interfere in any other manner for any reason with any such contract or relationship while it is in effect, or (b) solicit any customer of CLL or any of its Affiliates or any prospective customer of CLL or its Affiliates, with a view to inducing such customer or prospective customer or supplier to enter into an agreement or otherwise do business with any competing business with respect to CLL.

Section 10.2. Confidentiality of Information. Phoenix shall not disclose any information relating to the operations of CLL to persons other than member of state licensing boards, any Payor having the right and need to know, and parties entitled to such information in conjunction with judicial, administrative, and other similar legal proceedings in which such information is not privileged and must be disclosed, without the express written consent of the CLL. Phoenix agrees that during the Term of this Agreement, any extensions thereof and for a period of five years thereafter, that it shall not, directly or indirectly, disclose or make use of, any technology, processes, ideas, concepts, invention, disclosures, know-how, trade secrets, improvements, design information, plans, software, technical data, vendor lists, customer lists, client lists, trade lists, sales force and distribution networks and other marketing and service information, accounting records, or other proprietary information used in, related to or associated with Phoenix business, except (i) as it is or becomes lawfully obtainable form other sources (except through a prior unauthorized disclosure by any person or entity) or as expressly permitted or contemplated by this Agreement, (ii) to the extent such duty as to confidentiality and non-use is waived by CLL in writing, (iii) to the extent it is lawfully known to CLL's competitors, or (iv) as may be required by law or legal process.

Section 10.3. Business development. Phoenix shall use all reasonable efforts to manage and market existing CLL customer sites as set forth in Schedule 10.3 so as to maintain and expand the revenues and income form those existing customer sites during the term of this Agreement and any extension hereof. Phoenix shall provide such technical and marketing services as may be required to comply with this Section 10.3, including, without limitation, making all reasonable and workmanlike efforts to maintain and expand services provided to existing CLL customers by (a) offering ancillary services such as echocardiography, (b) by actively marketing existing CLL Vascular Laboratory Services to the referring physician community, (c) by scheduling technologists so as to provide adequate coverage for all patient volume, (d) by ensuring the availability of the equipment necessary for performing CLL business at existing Vascular Laboratories in accordance with this Agreement, (e) by ensuring that all requirements of the contracts now in force between CLL and its customers are met in a timely fashion and (f) by ensuring that all CLL is fully informed and involved with any and all necessary amendments, extensions and renewals of all contracts with CLL customers.

                                   ARTICLE 11
                               GENERAL PROVISIONS

Section 11.1. Assignment. Neither party may assign or delegate its rights and obligation hereunder to another party without the prior written consent of the other Party hereto, except in the instance where an entity is owned (50% or more) by CLL or an entity owns at least 50% of CLL.

Section 11.2. Amendments. This agreement shall not be modified or amended except by a written document executed by both Parties.

Section 11.3. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the Parties. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

Section 11.4. Additional Documents. Each of the Parties agree to execute any document or documents that may be required from time to time by the other Party to implement or complete such Party's obligations pursuant to this Agreement.

Section 11.5. Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decisions, a regulatory agency or legal counsel in such a manner as to indicate that this Agreement as necessary to preserve the underlying economic and financial arrangement between the parties without substantial economic detriment to any one Party. Neither Party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof, instead, any such purported illegality shall be resolved pursuant to the terms of this Section 11.5.

Section 11.6. Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the Parties. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 11.7. Entire Agreement. This Agreement, the attached Schedules and Exhibits, and the agreement contemplated hereby constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 11.8. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

Section 11.9. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York, without regard to principles of conflicts of law.

Section 11.10. Arbitration. Both parties hereby waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York. At CLL's election, any dispute or claim against either of the parties may be arbitrated rather than litigated in the courts, before the arbitration board of the American Arbitration Association in New York City and pursuant to its rules. Upon demand made by CLL, Phoenix agrees to submit to and participate in such arbitration. The parties agree that any such dispute or claim shall be finally settled under the Rules of the American Arbitration Association. Judgment may be entered in any court of competent jurisdiction in any arbitration award.

Section 11.11. No Waiver; Remedies Cumulative. Neither Party hereto shall by any act (except by written instrument pursuant to Section 11.3 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the party of any Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any Party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 11.12. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 11.13. Reference to Agreement. Use of the words "herein," hereof," "hereto" and the like in this Agreement shall be construed as reference to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

Section 11.14. Notice. Whenever this Agreement requires or permits any notice, request, or demand form one Party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received: (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the Party to whom notice is sent; or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party, at the address of such Party set forth on the first page of this Agreement (or at such other address as such Party may designate by written notice to the other Party in accordance herewith).

Parties to be notified:

CLL                                                Robert T. Kane
James Clingham, Esq.                               375 N. Easton Road
32 Nassau St.                                      Doylestown, PA  18901
Princeton, NJ 08542 Fax: 609-924-4442
email:  jbclingham@aol.com
        ------------------
With a copy to:

Edward H. Burnbaum, Esq.
Nevack Burnbaum Crystal LLP
300 East 42nd Street
New York, NY  10017
Fax:  212-986-2907
Email:  eburnbaum@nbclaw.com
        --------------------

Section 11.15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CARDIOVASCULAR LABORATORIES, PLC


/s/
------------------------
President

PHOENIX CARDIOVASCULAR, INC.:


/s/ Robert Kane
------------------------
Robert Kane
President

Exhibit A

Empire Medicare Services Guidelines

The accuracy of noninvasive vascular diagnostic studies depends on the knowledge, skill and experience of the technologist and physician performing and interpreting the study. Consequently, the physician performing and/or interpreting the study must be capable of demonstrating documented training and experience and maintain documentation for postpayment audit. A vascular diagnostic study may be personally performed by a physician or a technologist. Effective January 1, 1999, all noninvasive vascular diagnostic studies performed by a technologist must be performed by, or under the direct supervision of, a technologist who has demonstrated competency by being credentialed in vascular technology, or such studies must be performed in a facility accredited by the Intersocietal Commission for the Accreditation of Vascular Laboratories (ICAVL). Examples of appropriate certification include the Registered Vascular Technologies (RVT) credential and the Registered Cardiovascular Technologist
(RCVT) credential in Vascular Technology. Direct supervision requires the credentialed individual's presence in the facility and immediate availability to the technologist performing the study.

                                 SCHEDULE 4.1(B)
                                    EQUIPMENT

                                  SEE ATTACHED

                                  Schedule 4.4

1 Independent Diagnostic Testing Facility Provider Number with Empire Medicare (New York)


         ARTICLE 28 LICENSURE IN NEW YORK

2.       Schedule 6.1

                                 MANAGEMENT FEES

         The Management fee payable to Phoenix shall be equal to Thirty Thousand ($30,000) Dollars per month. In addition Phoenix, shall receive (33%) thirty-three per cent of the net income (as defined) operations of newly established (post-effective date) CLL business that Phoenix creates and manages. This payment shall be in annual payment 60 days following the end of twelve month accounting period.

         Finally, Phoenix shall, pending prior approval from CLL, submit and receive reimbursement for certain direct expenses related to travel, emergency tech coverage, marketing materials, etc.

         Define "Net Income" - Net Revenue minus direct expenses (defined as technologists, equipment costs, supplies, billing expenses, insurance and any on site administration costs).